Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE November 3, 2016	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON REPORTS RECORD THIRD QUARTER SALES AND EARNINGS

TULSA, OK, November 3, 2016 - AAON, Inc. (NASDAQ-AAON) today announced its operating results for the third quarter and nine months ended September 30, 2016.

In the quarter, net sales were $104.6 million, up 10.8% from $94.4 million in 2015. Net income was $15.7 million, up 18.3% from $13.3 million in the same period a year ago. Net sales for the nine months ended September 30, 2016 were $292.3 million, up 11.8% from $261.4 million in 2015. Net income for the nine months ended September 30, 2016 was $42.0 million, up 28.0% from $32.8 million in 2015. Both sales and earnings in 2016 were all-time records for any third quarter in the history of AAON.

Earnings per diluted share in the third quarter of 2016 were $0.29, up 20.8% from $0.24 for the same period the previous year, based upon 53.4 million and 54.6 million diluted shares outstanding at September 30, 2016 and 2015, respectively. Earnings per diluted share for the nine months ended September 30, 2016 were $0.78, up 30.0% from $0.60 in 2015, based upon 53.5 million and 54.6 million diluted shares outstanding at September 30, 2016 and 2015, respectively.

The Company early adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which requires that excess tax benefits and deficiencies are reported as an income tax benefit or expense on the statement of income rather than as a component of additional paid-in capital in the statement of equity. For the three and nine months ended September 30, 2016, the Company recognized $0.6 million and $1.8 million, respectively, of excess tax benefits in the Statement of Income. The three months ended September 30, 2016 also had a benefit of $0.5 million related to a return to tax provision adjustment.

Norman H. Asbjornson, President and CEO, stated, “Our volume continues to increase allowing us to gain efficiencies and cost savings in our manufacturing process and keep our gross profit stable. Our increased focus on quality is helping to keep our warranty costs low and reduce our SG&A expense as a percent of sales to approximately 9.9% and 10.2% , respectively, for the three and nine months ended September 30, 2016."

Mr. Asbjornson further added, “Our financial condition at September 30, 2016 remained quite strong with a current ratio of 3.3:1 (including cash and short-term investments totaling $41.3 million). We continue to remain debt free. Our backlog at September 30, 2016 increased 3% to $62.2 million, from $60.4 million for the same period a year ago.”

Mr. Asbjornson continued, “We've had a slower than expected start to our new Water-Source Heat Pump line this quarter due to manufacturing start-up, but have initiated production on our first orders and are moving this forward quickly. We expect steel prices will start to modestly impact us in the fourth quarter but we believe that our cost savings efforts elsewhere will allow us to maintain our gross profit level. We look forward to another year of record sales and earnings."

The Company will host a conference call today at 4:15 P.M. Eastern Time to discuss the third quarter results. To participate, call 1-844-255-9472 (code 2436766); or, for rebroadcast, call 1-855-859-2056 (code 2436766).

AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps and coils. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands, except share and per share data)
Net sales	$104,568	$94,360	$292,309	$261,403
Cost of sales	71,476	64,175	200,739	182,303
Gross profit	33,092	30,185	91,570	79,100
Selling, general and administrative expenses	10,400	10,062	29,874	27,579
Gain on disposal of assets	—	(34)	(20)	(59)
Income from operations	22,692	20,157	61,716	51,580
Interest income	82	14	223	87
Other (expense) income, net	(12)	(58)	115	(106)
Income before taxes	22,762	20,113	62,054	51,561
Income tax provision	7,080	6,862	20,098	18,781
Net income	$15,682	$13,251	$41,956	$32,780
Earnings per share:
Basic	$0.30	$0.24	$0.79	$0.61
Diluted	$0.29	$0.24	$0.78	$0.60
Cash dividends declared per common share:	$—	$—	$0.11	$0.11
Weighted average shares outstanding:
Basic	52,891,879	54,209,942	52,942,571	54,160,649
Diluted	53,394,331	54,579,590	53,467,023	54,623,163

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	September 30, 2016	December 31, 2015
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$14,562	$7,908
Certificates of deposit	6,232	10,080
Investments held to maturity at amortized cost	20,518	12,444
Accounts receivable, net	53,334	50,024
Income tax receivable	2,472	4,702
Note receivable	25	23
Inventories, net	43,401	38,499
Prepaid expenses and other	820	533
Total current assets	141,364	124,213
Property, plant and equipment:
Land	2,233	2,233
Buildings	77,185	68,806
Machinery and equipment	156,932	143,100
Furniture and fixtures	12,543	11,270
Total property, plant and equipment	248,893	225,409
Less: Accumulated depreciation	133,659	124,348
Property, plant and equipment, net	115,234	101,061
Certificates of deposit	—	1,880
Investments held to maturity at amortized cost	—	5,039
Note receivable	679	661
Total assets	$257,277	$232,854

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	7,228	6,178
Dividends payable	—	—
Accrued liabilities	36,110	37,235
Total current liabilities	43,338	43,413
Deferred revenue	1,423	698
Deferred tax liabilities	7,187	8,706
Donations	553	1,119
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 52,783,642 and 53,012,363 issued and outstanding at September 30, 2016 and December 31, 2015, respectively	211	212
Additional paid-in capital	—	—
Retained earnings	204,565	178,706
Total stockholders' equity	204,776	178,918
Total liabilities and stockholders' equity	$257,277	$232,854

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended September 30,
	2016	2015
Operating Activities	(in thousands)
Net income	$41,956	$32,780
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,547	8,587
Amortization of bond premiums	216	168
Provision for losses on accounts receivable, net of adjustments	30	(48)
Provision for excess and obsolete inventories	420	(111)
Share-based compensation	3,172	2,076
Gain on disposition of assets	(20)	(59)
Foreign currency transaction (gain) loss	(38)	114
Interest income on note receivable	(21)	(23)
Deferred income taxes	(1,519)	(1,000)
Changes in assets and liabilities:
Accounts receivable	(3,340)	(1,685)
Income taxes	2,230	2,614
Inventories	(5,322)	(3,323)
Prepaid expenses and other	(287)	(154)
Accounts payable	949	(3,801)
Deferred revenue	334	138
Accrued liabilities and donations	(1,300)	2,130
Net cash provided by operating activities	47,007	38,403
Investing Activities
Capital expenditures	(23,627)	(12,775)
Proceeds from sale of property, plant and equipment	28	63
Investment in certificates of deposits	(4,112)	(6,200)
Maturities of certificates of deposits	9,840	4,658
Purchases of investments held to maturity	(10,384)	(14,183)
Maturities of investments	5,622	9,907
Proceeds from called investments	1,511	757
Principal payments from note receivable	39	42
Net cash used in investing activities	(21,083)	(17,731)
Financing Activities
Borrowings under revolving credit facility	761	—
Payments under revolving credit facility	(761)	—
Stock options exercised	1,681	2,640
Repurchase of stock	(14,572)	(9,074)
Employee taxes paid by withholding shares	(559)	(362)
Cash dividends paid to stockholders	(5,820)	(5,965)
Net cash used in financing activities	(19,270)	(12,761)
Net increase in cash and cash equivalents	6,654	7,911
Cash and cash equivalents, beginning of period	7,908	21,952
Cash and cash equivalents, end of period	$14,562	$29,863

Use of Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), an additional non-GAAP financial measure is provided and reconciled in the following table. The Company believes that this non-GAAP financial measure, when considered together with the GAAP financial measures, provides information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance.
EBITDAX
EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations.
The Company defines EBITDAX as net income, plus (1) depreciation, (2) amortization of bond premiums, (3) share-based compensation, (4) interest (income) expense and (5) income tax expense. EBITDAX is not a measure of net income or cash flows as determined by GAAP.
The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.
The following table provides a reconciliation of net income (GAAP) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2016	2015	2016	2015
	(in thousands)
Net Income, a GAAP measure	$15,682	$13,251	$41,956	$32,780
Depreciation	3,201	2,988	9,547	8,587
Amortization of bond premiums	65	62	216	168
Share-based compensation	1,129	795	3,172	2,076
Interest income	(147)	(76)	(439)	(255)
Income tax expense	7,080	6,862	20,098	18,781
EBITDAX, a non-GAAP measure	$27,010	$23,882	$74,550	$62,137